Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130227
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated February 10, 2006)
$160,000,000
1.50% Senior Convertible Debentures due 2025

       This prospectus supplement No. 3 supplements and amends the prospectus dated February 10, 2006, as supplemented and amended by prospectus supplement No. 1 dated March 17, 2006 and prospectus supplement No. 2 dated April 21, 2006, relating to $160.0 million aggregate principal amount of our 1.50% Senior Convertible Debentures due 2025 and shares of our Class A common stock into which the Debentures are convertible. You should read this prospectus supplement No. 3 in conjunction with the prospectus, as amended, and this prospectus supplement No. 3 is qualified by reference to such prospectus, except to the extent that the information in this prospectus supplement No. 3 supersedes the information contained in such prospectus. This prospectus supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements that have not otherwise been superseded.
      The table beginning on page 92 of the prospectus, as supplemented and amended by prospectus supplement No. 1 dated March 17, 2006 and prospectus supplement No. 2 dated April 21, 2006, sets forth information with respect to the selling securityholders and the respective amounts of Debentures and Class A common stock into which the Debentures are convertible that are beneficially owned by each selling securityholder which may be offered pursuant to the prospectus. The table is hereby supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to certain securityholders listed in the prospectus or in any amendments or supplements thereto. The information below was furnished to us on or before May 18, 2006 by the selling securityholders named below.

	Principal Amount		Number of Shares
	of Debentures	Percentage of	of Class A	Percentage of
	Beneficially Owned	Debentures	Common That	Class A Common
Name of Selling Securityholder	That May Be Sold	Outstanding	May Be Sold	Outstanding

CNH CA Master Account, LP(8)	$38,600,000	24.13%	3,746,844	2.50%
KBC Convertibles MAC28 Ltd, a Segregated Portfolio of KBC Alpha Master SPC(30)	$1,794,000	1.12%	174,141	*
KBC Multi-Strategy Arbitrage Fund, a Segregated Portfolio of KBC Alpha Master SPC(30)	$5,206,000	3.25%	505,339	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(22)	$15,950,000	9.97%	1,548,243	1.03%
Topaz Fund(30)	$8,087,000	5.05%	784,993	*
Wolverine Convertible Arbitrage Fund Limited(31)	$5,900,000	3.69%	572,704	*

(30)	The selling security holders are affiliates of a registered broker-dealer and have advised us that they purchased the Debentures in the ordinary course of business and, at the time of the purchase of the Debentures, had no agreements or understandings directly or indirectly with any person to distribute the Debentures or the shares of Class A common stock issuable upon conversion thereof.

(31)	Robert Bellick has the voting and dispositive power with respect to the selling securityholder.

Investing in the Debentures or Class A common stock involves risks. See “Risk Factors” beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2006.